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                                                                    Exhibit 2.1






                            S H A R E  P U R C H A S E
                                A G R E E M E N T




                                 BY AND BETWEEN


                          MARCONI MEDICAL SYSTEMS, INC.

                                       AND

                         BIOMAGNETIC TECHNOLOGIES, INC.





                            21 DAY OF DECEMBER, 1999



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                            SHARE PURCHASE AGREEMENT


THIS SHARE PURCHASE AGREEMENT is entered into on this 21 day of December, 1999, by and between MARCONI MEDICAL SYSTEMS, INC. (formerly known as Picker International, Inc.), a corporation incorporated and existing under the laws of the state of New York, USA, having its principal place of business in Cleveland, Ohio ("Seller")

and

BIOMAGNETIC TECHNOLOGIES, INC., a corporation incorporated and existing under the laws of California, having its principal place of business in San Diego, California, ("Purchaser").

                                    RECITALS:

A. Seller is a minority shareholder in Neuromag Oy, a Finnish limited liability company (the "Company") engaged in developing, manufacturing and commercially utilizing biomagnetic measurement equipment; and
B. Seller holds an option (the "Option") to acquire one hundred per cent (100%) of the Company's capital stock pursuant to that certain Shareholders' Agreement dated November 14, 1997 by and among Seller and the Prior Shareholders, a redacted copy of which was previously delivered to Purchaser by Seller; and
C. Upon Seller's exercise of the Option, the Shareholders Agreement shall terminate pursuant to Section 18.3 of the Shareholders Agreement; and
D. Subject to the terms and conditions below, Seller intends to exercise the Option and immediately thereafter to sell and transfer one hundred per cent (100%) of the shares of the Company's capital stock to Purchaser, and Purchaser intends to acquire one hundred per cent (100%) of the Company's issued and outstanding capital stock from Seller.



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NOW THEREFORE, the Parties (as defined below) hereby agree as follows:

1.       DEFINITIONS

As used in this Agreement, unless expressly otherwise stated or evident in the context, the following terms shall have the following meanings, the singular (where appropriate) shall include the plural and vice versa and references to Schedules, Exhibits and Sections shall mean Schedules, Exhibits and Sections of this Agreement:

1.1   "ACCOUNTING PRINCIPLES"       shall mean generally accepted accounting
                                    principles in Finland as consistently
                                    applied by the Company.

1.2   "AFFILIATE"                   Shall mean any company, Person, or group of
                                    Persons that directly or indirectly owns or controls fifty per cent (50%) or more of another company.

1.3   "AGREEMENT"                   Shall mean this Share Purchase Agreement and
                                    the Schedules and Exhibits hereto.

1.4   "AUDITED FINANCIAL            Shall mean the Company's annual audited
       STATEMENTS"                  Balance Sheet, Income Statement, Statement
                                    of Cash Flows and Statement of Shareholders
                                    Equity, and the notes thereto, together with the written report by the Company's independent certified public accountants, for the year ending December 31, 1998.

1.5   "BOARD"                       shall mean the Board of Directors of the
                                    Company.

1.6   "CLAIM"                       shall mean any BONA FIDE claim made by
                                    Purchaser against Seller in respect of any breach of this Agreement.

1.7   "CLOSING DATE"                shall mean December 22, 1999, or such later
                                    date as set out in Section 2.1.



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1.8   "CLOSING"                     shall mean the consummation of the
                                    transaction as contemplated in Section 3.

1.9   "COMPANY"                     shall have the meaning set out in the
                                    Recitals, Section A.

1.10  "CONFIDENTIAL                 shall mean any and all information of any
      INFORMATION"                  kind or nature whatsoever, whether written,
                                    in note form, electronic or oral, including, without limitation, financial information, trade secrets, product specifications, data, inventions, know-how, formulae, compositions, processes, computer software and programs, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, client lists, business plansand other proprietary business information, regarding the Company or
                                    Seller, which information is not known to the general public or to Persons unaffiliated with the Company or Seller, as the case may be.

1.11  "DIRECTOR(S)"                 shall mean the members and deputy board
                                    members of the Board of Directors of the Company on the date hereof.

1.12  "DISCLOSURE LETTER"           shall mean the Disclosure Letter issued by
                                    Seller as at the date hereof and attached hereto as Schedule 4. The Disclosure Letter may be supplemented by Seller as of the Closing Date.



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1.13  "ENCUMBRANCES"                shall mean any mortgage, pledge, assessment,
                                    security interest, deed of trust, lease, lien, option, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future. For the avoidance of doubt, Encumbrances shall not include payments contemplated by the Royalty Agreement.

1.14  "FINANCIAL STATEMENTS"        Shall mean Audited Financial Statements and
                                    Interim Financial Statements

1.15  "GOVERNMENTAL OR              shall mean any court, tribunal, arbitrator,
      REGULATORY AUTHORITY"         authority, agency, commission, official or
                                    other instrumentality of the United States, Finland or other country, any state, county, city or other political subdivision.

1.16  "INTERIM FINANCIAL            Shall mean the unaudited balance sheet and
       STATEMENTS"                  income statement of the Company for the nine
                                    month period ending September 30, 1999.

1.17  "MATERIAL ADVERSE             shall mean any circumstance, change in, or
       EFFECT"                      effect on the Company that is materially
                                    adverse to the earnings, assets or financial condition of the Company taken as a whole.

1.18  "MATERIAL CONTRACTS"          Shall mean existing legally binding (whether
                                    written or oral) contracts or agreements, of the Company having an annual turnover
                                    (excluding VAT) exceeding One Hundred
                                    Thousand U.S. Dollars (US$ 100,000). For the avoidance of doubt, the foregoing shall not include outstanding quotations issued by the Company.



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1.19  "Ordinary Course of           shall mean the action of a Person that is
      Business"                     consistent with the past practices of such
                                    Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

1.20  "OTHER AGREEMENTS"            shall mean the agreements referred to in
                                    Section 3.4.

1.21  "PARTY(IES)"                  shall mean Seller, Company or Purchaser.

1.22  "PERSON(S)"                   Shall mean any natural person, company,
                                    corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

1.23  "PRIOR SHAREHOLDERS"          shall mean Instrumentarium Oyj, a company
                                    organized and existing under the Laws of Finland; Suomen Itsenaisyyden Juhlarahasto, a public fund organized and existing under the laws of Finland; and Mustekala Ky, a limited partnership organized and existing under the laws of Finland.

1.24  "PURCHASE PRICE"              shall have the meaning set out in Section
                                    2.3 below.

1.25  "PURCHASER"                   shall have the meaning set out in the
                                    introductory paragraph hereof, i.e.
                                    Biomagnetic Technologies, Inc.

1.26  "PURCHASER'S KNOWLEDGE" OR    shall mean the actual knowledge of the
      "KNOWN TO PURCHASER"          present Board of Directors and Officers of
                                    Purchaser.

1.27  "REPRESENTATIONS AND          shall mean the representations and
      WARRANTIES"                   warranties of Seller as defined in
                                    Section 4.


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1.28  "ROYALTY AGREEMENT"           Shall mean a certain royalty agreement
                                    between Purchaser and Seller, and included as Schedule 3.4(8) herewith.

1.29  "SELLER"                      shall have the meaning set out in the
                                    introductory paragraph hereof, i.e. Marconi
                                    Medical Systems, Inc.

1.30  "SELLER'S KNOWLEDGE" OR       shall mean the actual knowledge of the
      "KNOWN TO SELLER"             present Board of Directors and Officers of
                                    Seller.

1.31  "SHARES"                      shall mean one hundred per cent (100%) of
                                    the issued and outstanding shares of the Company's capital stock, which includes all and not less than all of the Company's capital stock issued or issuable upon Seller's exercise of the Option.

1.32  "TAXES"                       shall mean all income tax, value added tax
                                    and any fees, customs or duties or any other taxes imposed by any tax authority, including all penalties and interest.

1.33  "THIRD PARTY CLAIM"           shall mean any claim by a third party
                                    (including tax and other authorities)
                                    against the Company.


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2.   PURCHASE AND SALE

         2.1      Object

         Upon the terms and subject to the conditions set forth herein, Seller hereby sells and Purchaser hereby purchases the Shares effective on the Closing Date on the terms and conditions set out in this Agreement.

         2.2      Delivery

         The Shares, shall be delivered and transferred by Seller to Purchaser on the Closing Date against payment of the Purchase Price and upon fulfillment and completion of the Closing procedures set forth in
         Section 3, free and clear of any Encumbrances. The certificates for the Shares shall be properly endorsed for transfer to or accompanied by duly executed stock powers in favor of Purchaser and otherwise in a form acceptable for transfer on the books of the Company.

         2.3      Purchase Price

         (a) Subject to the terms and conditions of this Agreement, Purchaser agrees to acquire the Shares from Seller and agrees to pay to Seller in exchange for the Shares an aggregate purchase price of Ten Million Dollars (U.S. $10,000,000)

         (b)      The Purchase Price shall be paid in full at Closing.

         (c) The Purchase Price shall be paid in immediately available funds to the bank account(s) identified by Seller.

3.       CLOSING, CONDITIONS AND DELIVERIES

         3.1      Closing

         The Closing shall take place on the Closing Date starting at 10:00 a.m. at the offices of Roschier-Holmberg & Waselius, Keskuskatu 7A, 00100 Helsinki, Finland.

         The Closing Date shall be December 22, 1999 or as soon thereafter as practicable when all the conditions precedent for Closing as set forth in this Section 3 have been fulfilled.



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         3.2      Seller's Conditions Precedent

         The obligation of Seller to close hereunder shall be subject to the fulfillment, on or before the Closing Date, of each of the following conditions (to the extent not expressly waived by Seller):

         (a)      Closing Deliveries.
                  Purchaser, Seller and, as appropriate, the Company and/or any other relevant party shall have executed and delivered all of the documents required pursuant to Section 3.4 below.

         (b)      Representations, Warranties and Covenants.
                  All representations and warranties of Purchaser contained in this Agreement shall be true and correct on and as of the Closing Date and Purchaser shall have performed all agreements and covenants required to be performed by it prior to or on the Closing Date.

         (c) No Actions or Proceedings. No Actions or Proceedings shall have been instituted or threatened that question the validity or legality of the transactions contemplated by this Agreement.

         (d) Option Exercise Agreement. A certain option exercise agreement between Seller and the Prior Shareholders for the purchase of the Shares not currently owned by Seller shall have been executed and delivered and the purchase of said Shares by Seller pursuant thereto shall have been completed.

         3.3      Purchaser's Conditions Precedent

         The obligation of Purchaser to close hereunder shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions (to the extent not waived by Purchaser):



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         (a)      Closing Deliveries.
                  Purchaser, Seller and, as appropriate, the Company and/or any other relevant party shall have executed and delivered all of the documents required pursuant to Section 3.4 below.

         (b)      No Actions or Proceedings.
                  No Actions or Proceedings shall have been instituted or threatened that question the validity or legality of the transactions contemplated by this Agreement.

         (c) Material Adverse Effect. Seller, the Company, and the Prior Shareholders shall not have during the period between August 11, 1999 and the Closing Date acted or shall not have caused the Company to have acted, in any manner outside the Ordinary Course of Business of the Company that has created or could reasonably create any Material Adverse Effect on the Company.

         3.4      Deliveries at Closing

         At and as a condition for Closing, the following deliveries shall take place:

         (a) Seller shall sell, transfer and convey to Purchaser the Shares and release and deliver to Purchaser the share certificates representing all of the Shares, duly endorsed in blank, (or accompanied by duly executed powers);

         (b) Non-Competition Agreements among Purchaser, Seller and Instrumentarium Oyj, attached hereto as Schedule 3.4(b) (the "Non-Competition Agreements"), duly executed by each of Purchaser, Seller, and Instrumentarium Oyj.

         (c)      Purchaser shall pay the Purchase Price to Seller;

         (d) Seller shall convey a copy, certified to be a true and complete copy by a Secretary of Seller, of a resolution of Seller's Board of Directors authorizing the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby;



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         (e)      Purchaser shall convey a copy, certified to be a true and
                  complete copy by a Secretary of Purchaser, of a resolution of the Purchaser's Board of Directors authorizing the execution , delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby;

         (f) An Acknowledgment by Seller and each Prior Shareholder attached hereto as Schedule 3.4(f) (the "Acknowledgment"), indicating the Shares are fully transferable to Purchaser and are free and clear of all restrictions on the ability to vote, and are not subject to claims, options, liens, charges or other Encumbrances of any kind, and duly executed by each of Seller and the Prior Shareholders.

         (g)      the Royalty Agreement, attached hereto as Schedule 3.4(g);

         (h) A third-party guaranty, satisfactory to Seller, of certain Royalty obligations as set forth in the Royalty Agreement, attached hereto as schedule 3.4(h);

         (i) A Distribution Termination Agreement between Seller, Purchasers, and the Company relating to the termination of Seller's existing distribution relationship with the Company and to service arrangements for certain of Seller's other customers, attached hereto as schedule 3.4(i);

         (j) Any other document, condition, amount or matter herein called for to be produced, delivered, released, paid or fulfilled at Closing as a condition precedent shall be so produced, delivered, released, paid and fulfilled.

         3.5      Best Efforts to Close

         The Parties shall use their respective best efforts to cause all necessary action to be taken in order to have all of the conditions precedent for Closing to be fulfilled as promptly as practicable and to have all deliveries as provided in Section 3.4 made



                                       10
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         timely and properly. Unless Closing has taken place by December 31,
         1999 either Party may cancel this Agreement without prejudice to the confidentiality obligations set out in Section 7.1 hereof or to any remedies available to the Parties hereunder or under law.

4.       REPRESENTATIONS, WARRANTIES, AND COVENANTS OF SELLER

Seller represents and warrants to Purchaser as of the Closing, except as set forth on the Disclosure Letter(specifically identifying the relevant subparagraph hereof), as follows. The results of an investigation of the Company, the Company's Business and the Assets and Properties owned by the Company by Purchaser, its counsel, CPAs and other advisors, based primarily on information and documents provided to Purchaser by the Company, has been completed by Purchaser to Purchaser's satisfaction.

         4.1      Organization of Seller and the Company.

         (a) Seller is a corporation duly organized, validly existing, and in good standing under the laws of New York, United States of America.

         (b) The Company is a corporation duly organized and validly existing under the laws of Finland.

         (c) To Seller's Knowledge, the Company is duly authorized to conduct business as currently conducted and is in good standing in each jurisdiction where such qualification is required except for any jurisdiction where failure so to qualify would not have a Material Adverse Effect upon the Company.

         (d) To Seller's Knowledge, the Company has full power and authority, and holds all permits, licenses, and authorizations necessary to carry on its business as currently conducted and to own and use the assets and properties, including intellectual property, as currently owned and used by the Company except where the failure to have such power and authority or to hold such permit, authorization, or license would not have a Material Adverse Effect on the Company. There is, to Seller's Knowledge, no pending action or other proceeding which seeks the revocation of any such existing permit or authorization.

         (e) The Company and/or Seller has delivered to Purchaser correct and complete copies of the Company's charter documents and organizational documents, each as amended to date, including without limitation true, complete and current copies of the Articles of Association and the Company's Trade Register, and all of the Company's share and shareholders' registers, minutes of the Board meetings and shareholders' meetings.


         4.2      Title and Authority to Transfer the Shares; Capitalization

         (a) Seller has full ownership to the Shares and has full power, capacity and authority to sell and transfer such shares and to perform all other undertakings set forth in this Agreement. The Shares are fully transferable to Purchaser and are free and clear of all restrictions on the ability to vote. The Shares are not subject Encumbrances of any kind.

         (b) The Shares have been legally and validly issued and are fully paid and constitute one hundred per cent (100 %) of the issued share capital of the Company. There are no outstanding obligations, warrants, options, depository receipts, subscriptions, pre-emptive rights, contracts or agreements to which Seller or the Company are bound, providing for the issuance of any additional shares of the Company.

         (c) Seller has the full legal power and full corporate power to enter into this Agreement and to consummate the transactions contemplated hereby.



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         4.3      Contracts


         (a) To Seller's Knowledge, there are no other Material Contracts than those listed in SCHEDULE 4.3 of which to Seller's Knowledge full copies (to the extent such contracts are in writing) have been delivered to the Purchaser by the Company.


         (b) To Seller's Knowledge, the Company has not received or given notice of termination of any Material Contract. To Seller's Knowledge, the Company is not currently in material breach of any Tekes agreement, or will be in material breach upon the Closing of this Agreement.

         4.4      No Conflicts.

         To Seller's Knowledge, the Seller's execution, performance and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in an imposition or creation of any Encumbrance on the business or assets or properties of the Company or the Shares.

         4.5      Consents and Governmental Approvals and Filings.

         To Seller's Knowledge, and except in connection with the Prior Shareholders, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Persons (including without limitation consents required under Seller's or the Company's contracts because of a change in ownership) on the part of Seller or the Company is required for the lawful and valid execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.



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         4.6      Financial Statements.

         Seller and the Company have previously delivered to Purchaser the Financial Statements. To Seller's Knowledge, the Financial Statements are true, correct, and complete copies of the Financial Statements received by Seller and/or Company.

         4.7      Compliance with Law.

         To Seller's Knowledge, the Company is in compliance with all applicable laws, statutes, Orders, ordinances and regulations, whether national, local or foreign, except where the failure to comply, in each instance and in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on the Company. Neither Seller nor to Seller's Knowledge the Company has received any written notice to the effect that, or otherwise has been advised that, the Company is not in compliance with any of such laws, statutes, Orders, ordinances or regulations, where the failure to comply could reasonably be expected to result in a Material Adverse Effect on the Company.


         4.8      Environmental Matters


         (a) To Seller's Knowledge, the Company complies in all material respects with all relevant environmental laws and environmental licenses and all environmental licenses are valid and subsisting and, to Seller's Knowledge, the Company has not received any written notice that any such environmental license is being revoked, suspended, amended, varied, withdrawn or not renewed where the same would have a Material Adverse Effect.


         (b) To Seller's Knowledge, no proceedings have been issued or are outstanding against the Company in respect of any breach of any legislation or license concerning the environment.



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         4.9      Claims, Litigation


         To Seller's Knowledge, the Company has not been served with any summons or notice to arbitrate and there are no actions, arbitrations or other legal proceedings pending, or to Seller's Knowledge, threatened, against the Company or any business or assets of the Company which could have a Material Adverse Effect. There is, to Seller's Knowledge, no action or other proceeding pending or threatened by the Company against any other person or entity which could have a Material Adverse Effect.

         4.10     Tax Warranties

         (a) To Seller's Knowledge, the Company has filed with the appropriate tax authorities all tax returns and reports in respect of any and all Taxes required to be filed with such tax authorities. To Seller's Knowledge, the Company has paid to the appropriate tax authorities all Taxes required to be paid to them according to filed tax returns or according to orders to pay issued by tax authorities.
         (b) To Seller's Knowledge, there are no tax audits currently pending against the Company.
         (c) To Seller's Knowledge, all Taxes required to have been paid by the Company have been paid in due time. To Seller's Knowledge, the Company has not been given or granted any waiver or extension by any tax authority of any period of limitation governing the time of assessment or collection of any taxes.

         4.11     Brokers

         Seller, and to Seller's Knowledge, the Prior Shareholders and the Company have not retained any broker in connection with the transactions contemplated hereunder. Purchaser has, and will have, no obligation to pay any broker's, finder's, investment banker's, financial advisor's or similar fee in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of Seller, or to Seller's Knowledge the Prior Shareholders or the Company.

         4.12     Ordinary Course of Business

         During the period from August 11, 1999 until Closing, Seller will not instruct or willingly allow the Company to take any action or measure which is outside the Ordinary Course of Business and which will have a Material Adverse Effect, unless such action or measure is directly related to the transaction contemplated hereby or has been approved in writing by Purchaser.

         4.13     Information

         Copies of documents and records of Company provided to Purchaser by Seller in connection with the Due Diligence Review are true and accurate copies of documents and records received from the Company.

         4.14     Omissions

         To Seller's Knowledge, nothing in this Agreement or any schedule, exhibit, document or certificate delivered in accordance with the terms hereof, contains any untrue statement of a material fact. To Seller's Knowledge, the Audited Financial Statements contain no omission which would render them materially inaccurate.

         4.15     Shareholders Agreement

         Seller represents and warrants that Section 4 of the Shareholders' Agreement is directed to the relationship between Seller and Prior Shareholders in the event that Seller does not exercise the Option. Seller further represents and warrants that, upon Seller's exercise of the Option as contemplated hereunder, Section 4 of the Shareholders' agreement will be of no further force and effect and that Purchaser and the Company shall not have any liability of any kind or nature to Seller or the Prior Shareholders by virtue of said Section 4.

         4.16     No Other Warranties

         It is specifically stated and agreed that Seller has not made, and Purchaser has not relied on, any other expressed or implied warranties or representations regarding the Shares, the Company, or its business other than those contained in this Section 4.

5.       REPRESENTATIONS, WARRANTIES, AND COVENANTS OF PURCHASER

Purchaser hereby represents and warrants to Seller as of the Closing:

         5.1      Organization of Purchaser.

         Purchaser is duly organized, validly existing and in good standing under the laws of the State of California and has full corporate power and all necessary licenses, permits and authorizations to carry on its businesses as conducted on the Closing Date.

         5.2      Power and Authority Regarding the Transaction

         Purchaser has the full legal and corporate power to enter into this Agreement and to consummate the transactions contemplated hereby. The execution of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof, will not result in a breach of any judgment, decree or order of any national or supranational court, governmental or other body, any applicable law or regulation or the Articles of Association of Purchaser.

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         5.3      Royalty Obligations

         Purchaser acknowledges that it shall undertake certain royalty obligations to Seller pursuant to the Royalty Agreement. Purchaser shall fully comply with the terms of the Royalty Agreement

         5.4      Consents and Governmental Approvals and Filings.

         To Purchaser's Knowledge, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Persons on the part of Purchaser or the Company (including without limitation consents required under the Company's contracts because of a change in ownership) is required for the lawful and valid execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

         5.5      Other

         Purchaser is unaware of any fact or circumstance which would render the representations and warranties provided by Seller in Sections 4.13 or
         4.14 above inaccurate.

6.       INDEMNITY

         6.1      Indemnity of Seller

         If Seller is in breach of this Agreement, the Purchase Price shall, as the sole and exclusive remedy, be reduced by an amount corresponding to the deficiency or cost or direct loss actually incurred by the Purchaser (subject to Section 6.2) as a direct result of such breach. Such reduction may not, however, in any event exceed ten percent (10%) of the Purchase Price, which constitutes Seller's maximum liability under this Agreement or otherwise on whatever ground.

         6.2      Limitation of Liability

         Seller's liability under this Agreement (including under Section 6.1 above) is limited as follows:

         (a) For the purposes of this Agreement, a liability, which is contingent, shall not constitute a deficiency, cost or loss, unless and until such contingent liability becomes an actual liability and is due and payable. No Claim may be made if the claim is based on facts or circumstances known to Purchaser or its advisors prior to Closing.

         (b) Purchaser shall not be entitled to make any Claim to the extent that a provision or allowance for the matter of the deficiency, cost or loss (whether as a specific reserve or as a general reserve) has been made in the Financial Statements, or the same is otherwise accounted for or reflected in the Financial Statements.

         (c) No liability shall arise in respect of any breach of this Agreement or otherwise:

                  (i) if and to the extent that any Claim occurs as a result of any legislation not in force at the date hereof, or which takes effect retrospectively, or occurs as a result of any increase in the rate of tax in force at the date hereof or any change in the practice of the relevant tax authorities;

                  (ii) if such liability would not have arisen but for an act, omission or transaction carried out by Purchaser, or persons deriving title from Purchaser after Closing.

         (d) In the event it is found that there is a breach of this Agreement for which Seller is liable, Purchaser shall be entitled, by way of remedy, to a reduction of the Purchase Price as set out in Section 6.1. This remedy shall be exclusive, and it is specifically agreed that no remedy whatsoever under the Finnish Sale of Goods Act (355/1987), including (but not limited to) the right to rescind this Agreement, shall be available to Purchaser.

         (e) No reduction of the Purchase Price shall be made due to a breach of this Agreement, unless the total amount of the Claims, which Purchaser may make under this Agreement, in the aggregate amounts to or exceeds One Hundred Thousand Dollars (U.S. $100,000), in which case the reduction shall be made for the full amount of the claim. No individual claim which is less than Ten Thousand Dollars (U.S. $10,000) shall be taken into account.

         (f) No claim shall be brought unless notice in writing of any such claim, accompanied by all relevant particulars thereof specifying the nature of the breach and the amount claimed in respect thereof, has been given to Seller within thirty (30) days from the date Purchaser became aware of the circumstances giving rise to a Claim, and in any event not later than twelve
                  (12) months from the Closing Date.

         (g) No liability shall arise from any breach of this Agreement in respect to any deficiency, cost or loss which is recoverable under a policy of insurance in force on the Closing Date, or which would have been recoverable had the insurance protection level, which existed on August 11, 1999, been continued.

         (h) Purchaser shall take all reasonable steps to mitigate losses and Seller shall not be liable for any claim to the extent Purchaser could reasonably have mitigated any cost or loss resulting from a breach of this Agreement.

         (i) When it is determined that Purchaser shall be entitled to payment, subject to the limitations in this SECTION 6, PAYMENT SHALL BE made directly from Seller, in immediately available funds to the bank account(s) identified by Purchaser, within 10 days of final determination.

         6.3      Third Party Claims and Recovery

         In case Purchaser becomes aware of any Third Party Claim, which could lead to a breach of this Agreement, Purchaser shall, in order to maintain the right to bring a Claim against Seller:

         (a) as soon as reasonably practicable, but in no event later than thirty (30) days after the date Purchaser became aware of any circumstance giving rise to a Third Party Claim, give notice thereof to Seller;

         (b) not make any admission of liability, agreement or compromise with any person, body or authority in relation thereto, without obtaining the prior consent of Seller;

         (c) in any action resist, defend, appeal and compromise such claim in the best interest of Seller;

         (d) give Seller, or Seller's duly authorized representatives, reasonable access to the personnel of Purchaser and to any relevant premises, accounts, documents and records within their respective power, to enable Seller, or Seller's duly authorized representatives, to examine such claim, premises, accounts, documents and records and to take copies or photocopies thereof.

         In case a Third Party Claim would arise that could lead to a breach of this Agreement, any negotiation, dispute or litigation relating thereto with any third party shall be handled by Seller.

         If Seller has made any payment to Purchaser as a settlement of any claim (the "Settlement Payment") and Purchaser has the right to recover from any third party any amount payable as a result of facts or circumstances forming the basis of such claim, then Purchaser shall, upon request of Seller, either assign that right to Seller or, if Seller so directs, Purchaser shall at the direction and cost of Seller pursue the said recovery and account to Seller for any monies or property recovered. In either case, that portion of any amount recovered from the third party which is in excess of the Settlement Payment, after deduction of Seller's reasonable costs in pursuing said recovery, shall be the property of Purchaser.

         Notwithstanding any of the foregoing, Seller shall have no obligation to satisfy any claim in respect of any Third Party Claim before the matter is subject to a final non-appealable decision.

         6.4      Indemnity of Purchaser

         Purchaser shall as from the Closing Date indemnify, defend and hold Seller harmless against any and all losses, damages, costs and expenses (including reasonable attorneys' fees) actually suffered or incurred by Seller arising out of or resulting from any breach by Purchaser of this Agreement or from events or circumstances for which Seller does not bear any responsibility as agreed hereunder.

7.       CERTAIN UNDERTAKINGS

         7.1      Confidentiality

         The Parties undertake not to disclose any Confidential Information unless (i) required to do so by law, (ii) unless required to do so by any applicable stock exchange regulations, (iii) such disclosure is made in connection with the Ordinary Course of Business of the Company without breach of any statutory or contractual obligations, or (iv) such disclosure has been consented to by the other Party.

         7.2      Retiring Directors

         At the next annual general meeting of the Company Purchaser shall obtain for those Directors and Managing Directors in the Company who have resigned or been replaced in connection with this transaction continued coverage on a claims made basis until the expiration of the applicable statue of limitations for such claims by the Company's existing Directors and Officers liability insurance, or, failing that, grant discharge from liability for their administration from the Closing Date to the date of their resignation or replacement; provided, however, that the auditors of the Company in their reports for the relevant period do not recommend against such discharge.

8.       MISCELLANEOUS

         8.1      Notices

         All notices, demands or other communication, which all shall be in the English language, to or upon the respective Parties shall be deemed to have been duly given or made when delivered by mail, facsimile, personally or upon confirmation of receipt when delivered by an internationally recognized express delivery service to the party in question as follows:

         If to Purchaser: Biomagnetic Technologies, Inc.
                          D. Scott Buchanan, President
                          9727 Pacific Heights Blvd.
                          San Diego, CA  92121-3719
                          U.S.A.
                          Facsimile #:  858-458-5698

         With copies to:  Brobeck, Phleger & Harrison LLP
                          550 West "C" Street
                          Suite 1300
                          San Diego, CA  92101
                          U.S.A.
                          Facsimile No.:  (619) 234-3848
                          Attention:  Faye H. Russell, Esq.

         If to Seller:    Marconi Medical Systems, Inc.
                          595 Miner Road
                          Cleveland, Ohio  44143
                          USA
                          Facsimile No.: 440 483-2452
                          Attention: Vice President and General Counsel
         or at such other address as the respective Party may hereafter specify in writing to the other Party.

         8.2      Schedules Incorporated

         Each schedule to which reference is made herein and which is attached hereto shall be deemed incorporated in this Agreement by such reference.

         8.3      Headings

         The headings and the table of contents of this Agreement are for convenience of reference only and shall not in any way limit or affect the meaning or interpretation of the provisions of this Agreement.

         8.4      Assignment

         Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that either party may assign its rights, interests or obligations to an Affiliate. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns.

         8.5      Integration

         This Agreement, and all Exhibits and Schedules attached hereto, and all other documents delivered in connection herewith,represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements relating to the subject matter hereof.

         8.6      Transfer Tax

         The transfer taxes, if any, assessed in connection with this Agreement shall be borne by Purchaser.

         8.7      Governing Law

         This Agreement shall be governed by and construed in accordance with the laws of Finland.

         8.8      Arbitration

         Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or invalidity thereof shall be finally settled by arbitration in accordance with the arbitration rules of the Finnish Central Chamber of Commerce. The arbitration shall be held in Helsinki and the arbitral proceedings shall be conducted in the English language.

         8.9      Amendments

         Any amendment to this Agreement shall be in writing and shall have no effect before signed by the duly authorized representatives of both Parties.

         8.10     Provisions Severable

         If any part of this Agreement is held to be invalid or unenforceable, such determination shall not invalidate any other provision of this Agreement, however, the Parties hereto shall attempt, through negotiations in good faith, to replace any part of this Agreement so held to be invalid or unenforceable. The failure of the Parties to reach an agreement on a replacement provision shall not affect the validity of the remaining part of this Agreement.

         8.11     Publicity

         Except as required by law, governmental decree, applicable stock exchange rules, any other applicable regulations or any official action, the contents of this Agreement shall remain secret indefinitely. All press releases and other public relations activities of the Parties with regard to this Agreement shall be mutually approved by Seller and Purchaser in advance.

         8.12     Counterparts of Agreement

         This Agreement has been executed in two (2) identical counterparts, one
         (1) for Seller and one (1) for Purchaser.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement in Cleveland, Ohio as of the day and year first above written.

                                    "SELLER"

                                    MARCONI MEDICAL SYSTEMS, INC.
                                    a New York corporation



                                    By:    /s/ Christian Wik
                                           --------------------------------

                                    Name:  Christian Wik (by proxy)
                                           --------------------------------

                                    Title: Attorney-at-Law
                                           --------------------------------

                                   "PURCHASER"

                                   BIOMAGNETIC TECHNOLOGIES, INC.,
                                   a California corporation



                                    By:    /s/ D. Scott Buchanan
                                           --------------------------------

                                    Name:  D. Scott Buchanan
                                           --------------------------------

                                    Title: President and CEO
                                           --------------------------------

                        Schedule 3.4 (b) to Exhibit 2.1

                            NON-COMPETITION AGREEMENT


This Agreement entered into this 21 day of December 1999 by Instrumentarium Oyj, a corporation incorporated and existing under the laws of Finland, having its registered office in Helsinki, Finland ("Instru"), and by Marconi Medical Systems, Inc. (formerly known as Picker International, Inc.), a corporation incorporated and existing under the laws of the state of New York, USA, having its principal place of business in Cleveland, Ohio ("Marconi") (jointly referred to as "Sellers") and Biomagnetic Technologies, Inc., a corporation incorporated and existing under the laws of the state of California, USA, having its principal place of business in San Diego, California ("Purchaser") (jointly referred to as "Parties").

                                    RECITALS:

A. Marconi and Purchaser have today entered into a share purchase agreement (the "Share Purchase Agreement") regarding the purchase of all the shares in Neuromag Oy; a corporation incorporated and existing under the laws of Finland, having its registered office in Helsinki, Finland ("Company"), subject to the conditions contained therein; and

B. Instru, SITRA and Mustekala Ky, a limited partnership incorporated under the laws of Finland, having its principal place of business in Espoo, Finland ("Mustekala"), on the one hand, and Marconi on the other hand have today entered into an option exercise agreement (the "Option Exercise Agreement") regarding the purchase by Marconi of all the shares in Company owned by Instru, SITRA and Mustekala, totalling 1,557 shares.

THEREFORE, in consideration of the foregoing and the consideration set forth herein, the parties hereto, agree as follows:

NON-COMPETITION


1.     NON-COMPETITION UNDERTAKING

       Sellers hereby undertake subject to applicable Competition Laws for a period of three (3) years from Closing not to engage themselves, without the written consent of Purchaser, in business, anywhere in the world, directly competing with the business of the Company as presently conducted in the field of biomagnetic measurement equipment for measuring naturally occurring magnetic fields produced by the human body (the "Field"). For the avoidance of doubt, the Field shall not include equipment for the excitation or detection of magnetic resonance in the human body. Notwithstanding such undertaking, Sellers shall always have the right to invest in publicly listed shares or any other publicly listed financial instruments relating to any form of activity whatsoever.

2.     COMPENSATION

       If Sellers are or any of Sellers is in breach of the non-competition undertaking under Section 1. above, which breach has not been remedied within thirty (30) days from receipt of written notice thereof, such Seller in breach shall, as the sole and exclusive remedy, compensate Purchaser for the actual direct and established damage caused as a direct result of such breach.

3.     GOVERNING LAW

       This Agreement shall be governed by and construed in accordance with the laws of Finland.

4.     SETTLEMENT IN GOOD FAITH

       In the event of any dispute concerning this Agreement or the interpretation of the same, it is hereby agreed that the Parties shall use their best endeavors to settle such disputes, without recourse to law, by means of negotiations in good faith under the spirit of fair treatment towards each other, but in the absence of an agreement, then such disputes shall be referred to arbitration in accordance with Section 6 hereof.

5.     ARBITRATION

       Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be resolved by arbitration as defined in Section 8.8 of the Share Purchase Agreement.

6.     WHOLE AGREEMENT; AMENDMENTS

       This Agreement is the whole agreement of the parties concerning the subject matter hereof and may not be amended except in writing signed by all parties hereto.

7.     PROVISIONS AND SCOPE: ENFORCEABILITY

       If any part of this Agreement or any aspect thereof, including its scope, is held to be invalid or unenforceable such determination shall not invalidate the Agreement as a whole; however, the parties hereto shall attempt, through negotiations in good faith or, failing negotiations, in arbitration to abide by the Agreement to the maximum extent provided by law and shall replace any part or aspect of this Agreement held to be invalid or unenforceable as to render it valid or enforceable to the maximum extent possible.

8.     CONFIDENTIALITY

       The contents of this Agreement, shall remain confidential and shall not be released to any person without all the parties' written consent.

9.     COUNTERPARTS OF THE AGREEMENT

       This Agreement has been executed in three (3) identical counterparts, one (1) for Instru, one (1) for Marconi, and one (1) for Purchaser.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


INSTRUMENTARIUM OYJ                                MARCONI MEDICAL SYSTEMS, INC.


-----------------------------                      -----------------------------



BIOMAGNETIC TECHNOLOGIES, INC.


-----------------------------

                          Schedule 3.4(f) to Exhibit 2.1

                                 ACKNOWLEDGEMENT


On this 21 day of December, 1999 Instrumentarium Oyj, a corporation incorporated and existing under the laws of Finland, having its registered office in Helsinki, Finland ("Instru"), Suomen Itsenaisyyden Juhlarahasto, a public fund organized and existing under the laws of Finland, having its registered office in Helsinki, Finland ("SITRA"), and Marconi Medical Systems, Inc. (formerly known as Picker International, Inc.), a corporation incorporated and existing under the laws of the state of New York, USA, having its principal place of business in Cleveland, Ohio ("Marconi") (jointly referred to as the "Sellers"), acknowledge the following to Biomagnetic Technologies, Inc., a corporation incorporated and existing under the laws of the state of California, USA, having its principal place of business in San Diego, California ("BTi") (jointly referred to as the "Parties").

                                    RECITALS:

A. Instru, SITRA, Mustekala Ky, a limited partnership incorporated and existing under the laws of Finland, having its registered office in Espoo, Finland ("Ky"), and Marconi have entered into an shareholders' agreement on November 14, 1997 (the "Shareholders' Agreement"), regarding the ownership of the shares owned by them in Company;

B. The Shareholders' Agreement provides Marconi with a call option entitling Marconi to purchase from Instru, SITRA and Ky their shares in Company in return for an option exercise price including a cash payment and a royalty earn-out payment;

C. Instru, SITRA and Ky on the one hand, and Marconi on the other hand, have today entered into an option exercise agreement (the "Option Exercise Agreement") regarding the purchase by Marconi of all the shares (the "Shares") in Company owned by Instru, SITRA and Ky, totalling 1,557 shares, in return for a purchase price and certain royalty arrangements;

D. Marconi and BTi have today entered into a share purchase agreement (the "Share Purchase Agreement") regarding the purchase of all the shares in Neuromag Oy; a corporation incorporated and existing under the laws of Finland, having its registered office in Helsinki, Finland ("Company"), subject to the conditions contained therein;

E. Marconi and BTi have today entered into a royalty agreement (the "BTI Royalty Agreement") regarding the payment by BTi of certain royalties to Marconi based on the sale of certain products of Company;

F. Instru and SITRA, on the one hand, and Marconi on the other hand have today entered into a royalty agreement (the "Marconi Royalty Agreement") regarding the payment by Marconi of certain royalties to Instru and SITRA based on the royalties to be paid to Marconi by BTi in accordance with the BTi Royalty Agreement; and

G. The Sellers wish to acknowledge to BTi that, except as stated in the BTi Royalty Agreement, BTi has no other obligations to pay any royalties to Sellers or any of Sellers by virtue of BTi's purchase of the outstanding shares of Company.

THEREFORE, in consideration of the foregoing and the consideration set forth herein, the Sellers acknowledge as follows:

1.     ACKNOWLEDGEMENT

       1.1 Sellers acknowledge to BTi that, except as stated in the BTi Royalty Agreement, BTi and/or Neuromag have no other obligations to pay any royalties to Sellers or any of Sellers by virtue of BTi's purchase of the outstanding shares of Company.

       1.2 Sellers acknowledge on their own behalf that the Shares are fully transferable to BTi and are free and clear of all restrictions on the ability to vote, and are not subject to any claims, options, liens, charges, or encumbrances of any kind.

2.     GOVERNING LAW

       This Agreement shall be governed by and construed in accordance with the laws of Finland.

3.     COUNTERPARTS OF THE AGREEMENT

       This Agreement has been executed in four (4) identical counterparts, one
       (1) for Instru, one (1) for SITRA, one (1) for Marconi, and one (1) for BTi.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


INSTRUMENTARIUM OYJ                                SUOMEN ITSENAISYYDEN
                                                   JUHLARAHASTO


-----------------------------                      -----------------------------


MARCONI MEDICAL SYSTEMS,                           BIOMAGNETIC TECHNOLOGIES,
INC.                                               INC.



-----------------------------                      -----------------------------

                          Schedule 3.4(g) to Exhibit 2.1

                                ROYALTY AGREEMENT



THIS ROYALTY AGREEMENT is entered into on this 21st day of December, 1999, by and between MARCONI MEDICAL SYSTEMS, INC. (formerly known as Picker International, Inc.), a corporation incorporated and existing under the laws of the state of New York, USA, having its principal place of business in Cleveland, Ohio ("Marconi")

and

BIOMAGNETIC TECHNOLOGIES, INC., a corporation incorporated and existing under the laws of California, having its principal place of business in San Diego, California ("BTI").

                                    RECITALS:

A. BTI has pursuant to a Share Purchase Agreement dated December 21, 1999 agreed to acquire from Marconi all of the issued and outstanding shares in Neuromag Oy ("Neuromag");

B. As a condition for the consummation of the transaction referred to in Recital A., the parties have agreed to execute this Agreement.

NOW THEREFORE, the Parties (as defined below) hereby agree as follows:

1.       DEFINITIONS

As used in this Agreement, unless expressly otherwise stated or evident in the context, the following terms shall have the following meanings, the singular (where appropriate) shall include the plural and vice versa and references to Schedules and Sections shall mean Schedules and Sections of this Agreement:

1.1   "AGREEMENT"                   shall mean this Royalty Agreement and the
                                    Schedules thereto.

1.2   "ANNUAL DIFFERENCE AMOUNT"    shall mean the Annual Minimum Royalty
                                    Portion minus the Annual Royalty. If the
                                    Annual Royalty is greater than or equal to the Annual Minimum Royalty Portion, the
                                    Annual Difference Amount shall be zero.

1.3   "ANNUAL MINIMUM ROYALTY       Shall mean an amount equal to one eighth
      PORTION"                      (1/8) the Minimum Royalty.

1.4   "ANNUAL ROYALTY"              Shall have the meaning given to it in
                                    Section 3.1 below.

1.5   "BTI"                         Shall mean Biomagnetic Technologies
                                    Inc., as further specified in the
                                    introductory paragraph of this Agreement.

1.6   "CLOSING DATE"                Shall have the meaning given to it in the
                                    Share Purchase Agreement.

1.7   "CONFIDENTIAL INFORMATION"    Shall mean any and all financial
                                    information, trade secrets, client lists and other proprietary business information regarding Neuromag or BTI, which information is not known to the general public or to persons unaffiliated with Neuromag or BTI, as the case may be.

1.8   "END-USER SALE PRICE"         Shall mean the aggregate price at which
                                    Products are sold, leased, or otherwise
                                    transferred to an end-user in an arm's
                                    length transaction, after deducting any
                                    allowances
                                    expressly granted such as trade discounts, and after deducting amounts actually paid by Seller for sales and other taxes, freight and associated insurance costs, and customs or excise duties.

1.9   "INITIAL DIFFERENCE AMOUNT"   Shall mean the Initial Minimum Royalty
                                    Portion minus the sum of the Annual
                                    Royalties for the years ending on the first and second anniversaries of the Closing
                                    Date. If the sum of the Annual Royalty paid to Marconi for the years ending on the first and second anniversaries of the Closing Date is greater than or equal to the Initial
                                    Minimum Royalty Portion, the Initial
                                    Difference Amount shall be zero.

1.10  "INITIAL MINIMUM ROYALTY      Shall mean an amount equal to one fourth
      PORTION"                      (1/4) the Minimum Royalty.

1.11  "INSTRU"                      Shall mean Instrumentarium Oyj, a Finnish
                                    company previously a shareholder in
                                    Neuromag.

1.12  "MAXIMUM ROYALTY"             Shall mean five million U.S. Dollars (USD
                                    5,000,000).

1.13  "MINIMUM ROYALTY"             Shall mean the two million five hundred
                                    thousand U.S. Dollars (USD 2,500,000).

1.14  "NEUROMAG"                    Shall mean Neuromag Oy, a corporation
                                    incorporated and existing under the laws of Finland, having its registered domicile in Helsinki, Finland.

1.15  "PARTY"                       Shall mean Marconi or BTI and "PARTIES"
                                    shall be construed accordingly.

1.16  "MARCONI"                     Shall mean Marconi Medical Systems, Inc., as
                                    further specified in the introductory
                                    paragraph of this Agreement.

1.17  "PRODUCTS"                    Shall mean all biomagnetic measurement
                                    equipment for measuring naturally occurring magnetic fields produced by the human body including parts and accessories therefore sold, leased or otherwise transferred by BTI and Neuromag. Products shall not include (i) equipment service contracts; or (ii) separate programming or research services provided by BTI or Neuromag. "Product" shall be construed accordingly.

1.18  "ROYALTY"                     Shall mean the royalty payable by BTI to
                                    Marconi pursuant to this Agreement.

1.19  "ROYALTY PERIOD"              Shall mean the period beginning on the
                                    Closing Date and ending on eighth (8th)
                                    anniversary thereof.

1.20  "SHARE PURCHASE AGREEMENT"    Shall mean the Share Purchase Agreement
                                    referred to in Recital A. above.

1.21  "DISTRIBUTOR SALE PRICE"      Shall mean the aggregate price at which
                                    Products are sold, leased, or otherwise
                                    transferred to an independent distributor in an arm's length transaction, after deducting any allowances expressly granted such as trade discounts, and after deducting amounts actually paid by Seller for sales and other taxes, freight and associated insurance costs, and customs or excise duties.

1.22  "SITRA"                       Shall mean Suomen Itsenaisyyden
                                    Juhlarahasto, a Finnish public fund
                                    previously a shareholder in Neuromag.

2.       ROYALTY OBLIGATION AND AMOUNT

2.1 BTI hereby irrevocably agrees to pay to Marconi royalties in the amount of *** of the End-User Sale Price of all Products (other than Products sold through an independent distributor) sold by BTI or Neuromag during the Royalty Period, of which royalties Instru shall always receive thirty-five point nine (35.9) and SITRA sixty-four point one (64.1) per cent from Marconi. Where Products are sold through an independent distributor, BTI hereby irrevocably agrees to pay Marconi royalties in the amount of *** of the Distributor Sale Price of all Products sold by BTI or Neuromag during the Royalty Period. A Product shall be deemed sold on the date that the Product is shipped by BTI or Neuromag, as the case may be. The purchase price of shielded rooms sold by BTI or Neuromag shall be a deduction from the End-User Sales Price or the Distributor Sale Price, as the case may be. In case Products are subject to revenue sharing arrangements, e.g. invoiced on a fee per scan basis, or otherwise leased by BTI, BTI shall pay royalties on the staggered payments as they are made. It such transaction occurs during the term of this Agreement, the obligation of BTI to pay royalties for such transaction shall continue notwithstanding the end of the term of this Agreement.

2.2      Notwithstanding Section 2.1:

         a) BTI's minimum royalty obligation under this Agreement shall be the Minimum Royalty.

         b) BTI's maximum royalty obligation under this Agreement shall be the Maximum Royalty.

                   [***CONFIDENTIAL TREATMENT REQUESTED]

3.       ROYALTY PAYMENT

3.1 Within sixty (60) days from each anniversary of the Closing Date, BTI shall render a written report to Marconi (each a "Royalty Report") stating the quantity and End User Sale Price or Distributor Sale Price (as the case may be) of all Products sold, leased or otherwise disposed of during the one (1) year period ending on the anniversary of the Closing Date, together with a calculation of the amount shown therein to be due (the "Annual Royalty"). For the year ending on:

         a) the first anniversary of the Closing Date, the report shall be accompanied by remittance in full of the Annual Royalty.

         b) the second anniversary of the Closing Date, the report shall be accompanied by remittance in full of the Annual Royalty plus the Initial Difference Amount. For the avoidance of doubt, example calculations of the amount due under this Section 3.1(b) are set forth in SCHEDULE 3.1(B) attached hereto and incorporated by reference herein.

         c) each of the third, fourth, fifth, sixth, seventh, and eighth anniversaries of the Closing Date, the report shall be accompanied by remittance in full of the Annual Royalty plus the Annual Difference Amount.

3.2. Upon payment pursuant to Section 3.1 above of aggregate amounts:

         a) equal to the Minimum Royalty, BTI shall not be required to pay any additional Annual Difference Amount.

         b) equal to the Maximum Royalty, BTI shall not be required to pay any additional Annual Royalty or Annual Difference Amount.

3.3 Upon payment pursuant to Section 3.1 of aggregate amounts equal to or greater than the Minimum Royalty, the aggregate of the Initial Difference Amount and the Annual Difference Amounts already paid pursuant to Section 3.1 shall be a credit against future Annual Royalties.

3.4 Any payment under this Agreement shall be considered made when BTI has effected such payment, to a bank account assigned by Marconi or according to such other instructions as may be provided from time to time in writing by Marconi, free from any taxes, levies, bank fees and charges and the like. Any payment under this Agreement not made when due shall be subject to interest at the lesser of (i) *** per year; or (ii) the maximum rate allowed by law.

3.5 Marconi acknowledges that it is required to transfer the Royalties received by Marconi from BTI hereunder to Instru and SITRA (collectively, the "Previous Shareholders") pursuant to an arrangement between Marconi and the Previous Shareholders (the "Previous Shareholders Royalty Agreement"). Marconi will indemnify, defend, and hold BTI harmless against any claim asserted by the Previous Shareholders to the extent that such claim alleges or is based upon Marconi's failure to transfer any Royalties received by Marconi from BTI to the Previous Shareholders pursuant to the terms of the Previous Shareholders' Royalty Agreement.

4.       SECURITY

         As security for its obligations under this Agreement, BTI shall prior to the execution of this Agreement provide Marconi with a third party guarantee (the "Guarantee"), which shall be satisfactory to Marconi, in an amount equal to the Initial Minimum Royalty Portion until May 22, 2002, whereupon the Guarantee shall continue to be in force in an amount equal to the Annual Minimum Royalty Portion until May 22, 2008, of which Guarantee a copy is attached to this Agreement as SCHEDULE 4. In the event that Marconi has to draw down on all or a part of the Guarantee, BTI shall immediately and in any case within thirty (30) days upon such draw down replenish the Guarantee to the above required amount or obtain an alternate guarantee of form substantially similar to the Guarantee in the above required amount. The Guarantee shall include a provision whereby Marconi has the right to transfer its rights under the guarantee to Instru and/or SITRA. BTI's obligation to provide the foregoing Guarantee shall terminate upon payment pursuant to Section 3.1 of all the Royalties to be paid under this Agreement.

                   [***CONFIDENTIAL TREATMENT REQUESTED]

5.       REPORTS AND INSPECTIONS

5.1 It is agreed by Parties that all computations of the amounts of the Royalty due and payable pursuant to this Agreement shall be made in accordance with internationally recognized and generally accepted accounting principles. During the Royalty Period and for a period of two (2) years thereafter, BTI shall maintain complete and accurate books and records with respect to the sales of the Products. Marconi, on its own behalf and/or on behalf of Instru and/or SITRA, shall have right, at its sole expense, upon thirty (30) days prior written notice, to have an independent certified public accountant conduct, during normal business hours and not more frequently than annually, an audit of the appropriate records of BTI for the sole purpose of confirming the accuracy of the payments due hereunder. If such audit reveals an underpayment of five percent (5 %) or more of the amount that should have been paid to Marconi for the period audited, then BTI shall bear the expense of such audit. In the event of any underpayment of the Royalty, BTI shall promptly remit to Marconi all amounts due.

5.2      NOTICES

         All notices, demands or other communication, which all shall be in the English language, to or upon the respective Parties shall be deemed to have been duly given or made when delivered by mail or telefax to the party in question as follows:

         If to BTI:        Biomagnetic Technologies, Inc.

         address:          9727 Pacific Heights Boulevard
                           San Diego, California  92121

         telefax:          858 453-5698
         attention:        President and CEO

         If to Marconi:    Marconi Medical Systems, Inc.

         address:          595 Miner Road

                           Cleveland, Ohio  44143
                           USA

         telefax:          440 473-2452
         attention:        Vice President, Magnetic ResonanceVice President,
                           MagneticResonance

         with a copy to:   Vice President and General Counsel

         or at such other address as the respective Party may hereafter specify in writing to the other Party.

5.3      SCHEDULES INCORPORATED

         Each schedule to which reference is made herein and which is attached hereto shall be deemed incorporated in this Agreement by such reference.

5.4      HEADINGS

         The headings and the table of contents of this Agreement are for convenience of reference only and shall not in any way limit or affect the meaning or interpretation of the provisions of this Agreement.

5.5      ASSIGNMENT

         This Agreement and the rights and obligations specified herein shall be binding upon and inure to the benefit of the Parties and shall not be assignable by either Party, except that Marconi may transfer all or any portion of its rights and obligations hereunder with full force and effect to Instru and/or SITRA. Should BTI sell the shares or a part of the shares owned by BTI in Neuromag or the business of Neuromag or otherwise reorganize such business, BTI is obligated to ensure that this Agreement be fulfilled regardless of such sale of shares or business or reorganization.

5.6      INTEGRATION

         This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements relating to the subject matter hereof.

5.7      CONFIDENTIALITY

         Marconi undertakes not to disclose any Confidential Information unless
         (i) required to do so by law, (ii) unless required to do so by any applicable stock exchange regulations, or (iii) such disclosure has been consented to by BTI.

5.8      GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of Finland.

5.9      ARBITRATION

         Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or invalidity thereof shall be finally settled by arbitration in accordance with the arbitration rules of the Finnish Central Chamber of Commerce. The arbitration shall be held in Helsinki and the arbitral proceedings shall be conducted in the English language.

5.10     AMENDMENTS

         Any amendment to this Agreement shall be in writing and shall have no effect before signed by the duly authorized representatives of both Parties.

5.11     PROVISIONS SEVERABLE

         If any part of this Agreement is held to be invalid or unenforceable, such determination shall not invalidate any other provision of this Agreement, however, the Parties hereto shall attempt, through negotiations in good faith, to replace any part of this Agreement so held to be invalid or unenforceable. The failure of the Parties to reach an agreement on a replacement provision shall not affect the validity of the remaining part of this Agreement.

5.12     PUBLICITY

         Save as required by law, governmental decree, applicable stock exchange rules, any other applicable regulations or any official action, the contents of this Agreement shall remain secret indefinitely, except that Marconi may disclose the contents hereof to Instru and SITRA. All press releases and other public relations activities of the Parties with regard to this Agreement shall be mutually approved by Seller and Purchaser in advance.

5.13     COUNTERPARTS OF AGREEMENT

         This Agreement has been executed in two (2) identical counterparts, one
         (1) for BTI and one (1) for Marconi.

IN WITNESS WHEREOF, the Parties hereto have duly executed this as of the day and year first above written.

BIOMAGNETIC TECHNOLOGIES, INC.              MARCONI MEDICAL SYSTEMS, INC. PICKER
                                            INTERNATIONAL, INC.



----------------------------                ----------------------------

                          Schedule 3.4(i) to Exhibit 2.1

                        DISTRIBUTION TRANSITION AGREEMENT


                                  BY AND AMONG


                          MARCONI MEDICAL SYSTEMS, INC.

                                       AND

                         BIOMAGNETIC TECHNOLOGIES, INC.

                                       AND

                                   NEUROMAG OY





                            21 day of December, 1999

                        DISTRIBUTION TRANSITION AGREEMENT


         This DISTRIBUTION TRANSITION AGREEMENT (this "Agreement") is entered into as of December 21, 1999, by Marconi Medical Systems, Inc., a New York corporation ("Marconi"), Biomagnetic Technologies, Inc., a California corporation ("BTi"), and Neuromag Oy, a Finnish limited liability company ("Neuromag").

                                    RECITALS

         A. Whereas, Marconi and BTi have entered into a Share Purchase Agreement of even date herewith whereby BTi agrees to acquire from Marconi one hundred percent (100%) of the shares of Neuromag.

         B. Whereas as a consequence of BTi's acquisition of Marconi's shares of Neuromag, Marconi desires to terminate its current distribution agreement with Neuromag concurrently with Marconi's transfer of all of the capital stock of Neuromag to BTi.

         C. Whereas Marconi and BTi both desire to create a smooth transition process for the existing customers and prospects of Marconi; and

         D. Whereas Marconi and BTi now desire to enter into this Distribution Transition Agreement to govern this process;

         NOW THEREFORE, Marconi, BTi and Neuromag hereby agree as follows:

         1. DEFINITIONS. As used in this Agreement, unless expressly otherwise stated or evident in the context, initially capitalized terms shall have the meanings given such terms in Appendix 1.

         2. TERMS AND CONDITIONS.

                  2.1 TERMINATION OF THE NEUROMAG DISTRIBUTION AGREEMENT BY MARCONI. Pursuant to Section 19 of the Old Agreement and notwithstanding any other provision of the Old Agreement, Marconi and Neuromag agree to terminate the Old Agreement in its entirety (to "Terminate" or the "Termination") and further agree that the Termination shall occur on the Effective Date. Neither BTi nor Neuromag shall incur any liability whatsoever for any Damages suffered or incurred by Marconi from or incident to the Termination except as specified under this Agreement. Marconi shall not incur any liability whatsoever for any Damages suffered or incurred by BTi or Neuromag from or incident to the Termination except as specified under this Agreement. Nothing herein shall be construed, however, as relieving Neuromag from any obligation or liability arising out of or connected in any way to Neuromag's performance under the Old Agreement prior to Closing.

                  2.2 CUSTOMER TURNOVER PROCESS AND COMMISSIONS.

                  (a) At or prior to the Closing, BTi and Marconi shall mutually agree upon the contents of the following Schedules:

                           (i) Schedule 2.2(a)(i) - a list of Marconi Prospects;

                           (ii) Schedule 2.2(a)(ii) - a list of Joint Prospects;
                  and

                           (iii) Schedule 2.2(a)(iii) - a list of Exclusive
                  Neuromag Products.

                  (b) Marconi agrees that during the Agreement Term it will provide sales support to BTi and its sales representatives as may be reasonably necessary to secure, to the extent feasible, binding purchase orders for the Products from the Marconi Prospects and to foster amicable working relationships with the Marconi Prospects by, among other things, introducing BTi sales representatives to key contact persons associated with the Marconi Prospects.

                  (c) On the Effective Date, Marconi assigns to BTi, and BTi accepts assignment from Marconi, all of Marconi's interest in and to the Joint Prospects and the Marconi Prospects, and any Timely Sale and Timely Revenue Sharing Sale resulting therefrom. BTi hereby assumes all obligations and liabilities that Marconi may have had with respect to the Marconi Prospects, Joint Prospect and under any Timely Sale but for the assignment hereunder. Marconi's assignment to BTi is without representation or warranty of any kind whatsoever.

                  (d) With the exception of MGH, the following commissions will be payable to Marconi on Timely Sales and Timely Revenue Sharing Sale:

                           (i) Commissions are payable to Marconi by BTi on
Timely Sales of Exclusive Neuromag Products to Joint Prospects. Payment in the amount of $50,000 shall be made to Marconi by BTi for each Timely Direct Sale of an Exclusive Neuromag Product to a Joint Prospect within the earlier of 45 days after completion of installation of the Exclusive Neuromag Product or nine (9) months of the Timely Direct Sale. Payment in the amount of $25,000 shall be made to Marconi by BTi for each Timely Revenue Sharing Sale of an Exclusive Neuromag Product to a Joint Prospect within the earlier of forty-five (45) days after completion of installation of the Exclusive Neuromag Product or nine (9) months of the Timely Revenue Sharing Sale.

                           (ii) Commissions are payable to Marconi by BTi on
Timely Sales of Products to Marconi Prospects. Payment in the amount of $100,000 shall be made to Marconi by BTi for each Timely Direct Sale to a Marconi Prospect within the earlier of 45 days after completion of installation of the Product or nine (9) months of the Timely Direct Sale. Payment in the amount of $50,000 shall be made to Marconi by BTi for each Timely Revenue Sharing Sale of Products to a Marconi Prospect within the earlier of forty-five (45) days after the completion of installation of the Product or nine (9) months of the Timely Revenue Sharing Sale provided that with respect to Exclusive Neuromag Products, no commission shall be payable under this paragraph 2.2(d)(ii) in excess of that paid under paragraph 2.2(d)(i).

                  (e) Within thirty (30) days following the Effective Date and monthly thereafter until June 30, 2000, BTi shall submit a report to Marconi, certified as accurate by an officer of BTi, detailing the status of each Marconi Prospect and Joint Prospect, with respect to each Timely Sale and Timely Revenue Sharing Sale. Each report shall provide sufficient detail to allow Marconi to determine the date of any Timely Sale and Timely Revenue Sharing Sale, and the date of completion of the installation of any Product, all for the purposes of determining the date when the commissions are due Marconi hereunder.

                  (f) With the exception of MGH and notwithstanding any other provision of this Agreement, no commissions other than those stated in this
Section 2.2 are payable to Marconi under this Agreement.

                  2.3 TRANSFER OF MASSACHUSETTS GENERAL HOSPITAL (MGH) SALE. BTi acknowledge that MGH has executed Marconi Quotation No. 3.11.98A4a for a Vectorview 306 system and Marconi Quotation No. 3.11.98A5a for a Imedco Mu Metal magnetically shielded room (collectively "The "Quotations"). BTi and Marconi agree to use their commercially reasonable efforts to obtain MGH's consent by way of novation to the assignment of Marconi's rights to BTi and for the assumption of Marconi's obligations and liabilities by BTi under the Quotations. Marconi's assignment of the Quotations to BTi is without representation or warranty of any kind whatsoever. Should MGH's consent be secured, BTi agrees to pay Marconi the sum of [***] payable upon assignment of the Quotations to BTi and Marconi shall remit to BTi all amounts received with respect to the Quotations less said [***]. Should MGH's consent not be secured, the parties hereto agree that all aspects of the Old Agreement shall remain in force for a period of time to be determined solely to enable Marconi to performs its obligations under the Quotations. BTi acknowledges Neuromag's prior commitment to Marconi to provide two (2) Vectorview 306 systems at Neuromag's cost as "seed units."

                  2.4 SERVICE OF THE NEUROMAG 122 SYSTEMS AT ALBUQUERQUE, HEIDELBURG AND D SSELDORF. As a condition to Closing, Marconi and BTi shall enter into the Supply Agreement the terms of which are set forth in EXHIBIT 2.4.

                  2.5 SERVICE AND SUPPORT OF THE VECTORVIEW SYSTEM CURRENTLY INSTALLED AT CMAT IN UTAH. As a condition to Closing, Marconi and BTi shall enter into the Vectorview System Service and Support Agreement the terms of which are set forth in EXHIBIT 2.5.

                  2.6 DISPOSITION OF THE NEUROMAG 122 SYSTEM CURRENTLY AT UTAH AND OWNED BY MARCONI. As a condition to Closing, Marconi and BTi shall enter into the Neuromag 122 System Asset Purchase Agreement the terms of which are set forth in EXHIBIT 2.6.

                  [***CONFIDENTIAL TREATMENT REQUESTED]

                  2.7 LOAN OF SOFTWARE TO NATIONAL FOUNDATION FOR BRAIN IMAGING (NFFBI). BTi assumes the existing agreement between Marconi and the National Foundation for Brain Imaging .

                  2.8 LATE PAYMENT. In the event BTi fails to timely pay any amount due Marconi under this Agreement, BTi agrees to pay a finance charge at the rate of one and one-half percent (1-1/2%) per month computed from the date each payment shall have become due. Furthermore, in any action initiated to enforce the terms of this Agreement following BTi's default, Marconi shall recover as part of its damages all costs, expenses, and attorney fees incurred in connection with such action.

         3. DURATION AND ASSIGNABILITY. Unless terminated sooner as provided in this Agreement, this Agreement shall terminate on June 30, 2000 ("Agreement Term"). Termination of this Agreement for any reason shall not relieve any of the parties of the duties and obligations accruing to them prior to the effective date of such termination. This Agreement and the rights hereunder are not transferable or assignable without the prior written consent of the non-assigning party, except to a person or entity that acquires all or substantially all of the assets, stock or business of a party, whether by sale, merger or otherwise.

         4.INDEMNIFICATION.

                  4.1 MARCONI INDEMNIFICATION. Marconi shall indemnify, defend and hold BTi and its directors, officers, employees, agents and representatives (collectively, the "BTi Parties") harmless from and against any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses, court costs, reasonable fees and disbursements of counsel, consultants and expert witnesses (collectively, "Damages") incurred or suffered by the BTi Parties as a consequence of any other liability or obligation of Marconi not specifically assumed by BTi pursuant to this Agreement or any Ancillary Agreement. For the purpose of this clause, Neuromag is expressly excluded from the BTi Parties except as stipulated in the Old Agreement (without giving effect to loss of rights arising out of the termination of the Old Agreement).

                  4.2 BTI INDEMNIFICATION. BTi shall indemnify, defend and hold Marconi and its directors, officers, employees, agents and representatives (collectively, the "Marconi Parties") harmless from and against any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses, court costs, reasonable fees and disbursements of counsel, consultants and expert witnesses (collectively, ("Damages") incurred or suffered by the Marconi Parties as a consequence of any failure to perform duly and punctually any covenant, agreement, obligation, liability or undertaking assumed by BTi pursuant to this Agreement or any of the Ancillary Agreements.

                  4.3 NEUROMAG INDEMNIFICATION. Neuromag shall indemnify, defend and hold Marconi and its directors, officers, employees, agents and representatives (collectively, the "Marconi Parties") harmless from and against any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses, court costs, reasonable fees and disbursements of counsel, consultants and expert witnesses (collectively, "Damages") incurred or suffered by the Marconi Parties as a consequence of any failure to perform duly and punctually any covenant, agreement, obligation, liability or undertaking of Neuromag whether arising under this Agreement, any Ancillary Agreement,or as stipulated in the Old Agreement(without giving effect to loss of rights arising out of the termination of the Old Agreement).

                  4.4 NOTICE AND OPPORTUNITY TO DEFEND. The indemnified party, as the case may be, shall give the indemnifying party notice (either oral or written) of any claim that could give rise to the indemnified party's right to indemnification under Sections 4.1, 4.2 or 4.3 as soon as practicable after the indemnified party's receipt of such notice. Notwithstanding any other term of this Agreement, the indemnified party's failure to give notice in the manner provided in this Section 4.4 shall not relieve the indemnifying party of its indemnification obligations under this Agreement. The indemnifying party shall have the right, at its option, to compromise or defend, at its own expense and by its own counsel, any such matter involving the asserted liability of the party seeking such indemnification. If the indemnifying party shall undertake to compromise or defend any such asserted liability, the indemnifying party shall promptly (and in any event not less than ten (10) days after receipt of the indemnified party's original notice) notify the indemnified party in writing of the indemnifying party's intention to do so. If the indemnifying party elects not to compromise or defend the asserted liability, fails to notify indemnified party's election to compromise or defend as herein provided, fails to admit its obligation to indemnify under this Agreement with respect to the claim, or, if in indemnified party's opinion, the claim could result in the indemnified party's becoming subject to injunctive relief or relief other than the payment of money damages that could materially adversely affect the ongoing business of the indemnified party in any manner, the indemnified party shall have the right, at its option, to pay, compromise or defend such asserted liability by its own counsel and its reasonable costs and expenses shall be included as part of the indemnifying party's indemnification obligation under this Agreement. If the indemnifying party chooses to defend any claim, then (A) the indemnified party may participate in the defense of any claim at its own expense and (B) the indemnified party shall make available to the indemnifying party any books, records or other documents within its control that are necessary or appropriate for such defense. Notwithstanding anything to the contrary in this Section 4.4, the indemnifying party shall (A) keep the indemnified party informed on a reasonable and timely basis as to the status of the defense of such claim and
(B) conduct the defense of such claim in a prudent manner. Notwithstanding anything to the contrary in this Section 4.4, the indemnifying party shall not cease to defend, settle or otherwise dispose of any claim without the indemnified party's prior written consent of the indemnified party (which consent shall not be unreasonably withheld).

                  4.5 SURVIVAL OF INDEMNIFICATION OBLIGATION. Notwithstanding any other provision of this Agreement, Marconi's, BTi's, and Neuromag's indemnification obligations under Article 4 shall survive any termination of this Agreement.

         5. LIMITATION ON DAMAGES. No party hereto shall be liable or responsible for any incidental, consequential, punitive or special damages resulting from or in any way relating to the performance of any breach under this Agreement.

         6. FORCE MAJEURE. Neither party shall be held responsible or liable under any circumstances for any failure or delay in performance hereunder which is caused by an act of God or any other cause beyond the reasonable control of either party or any cause without either party's fault or negligence. If either party is prevented from or delayed in performing any of its obligations under this Agreement by force majeure, then that party shall give notice thereof and shall thereupon be excused from the performance of such obligation for as long as the circumstances of force majeure continue.

         7. GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the state of New York and the United States of America, without regard to conflicts of laws provisions of the state of New York or the United States of America. The sole jurisdiction and venue for actions related to the subject matter of this Agreement shall be the New York state and Unites States of America federal courts having within their jurisdiction the Borough of Manhattan, City of New York. Both parties consent to the jurisdiction of such courts and agree that process may be served in the manner provided in this Agreement for giving of notices or otherwise as allowed by New York or federal law.

         8. ARBITRATION. The parties agree to negotiate in good faith, for a period not to exceed 30 days, to resolve any dispute, claim or controversy arising out of or relating to this Agreement. Any dispute, claim or controversy arising out of or relating to this Agreement (other than any dispute as to which a party is required to act to comply with applicable legal requirements) that is not resolved within such 30 day period shall be settled by arbitration in San Diego, California by a panel of three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be enforced in any court having jurisdiction.

         9. NOTICES. Except as expressly stated otherwise in this Agreement, notices under this Agreement shall be in writing and shall be either personally delivered, or sent by prepaid, registered airmail or other more expedient and reliable means, including facsimile transmission of which receipt is acknowledged, to the addresses set forth below.

                  If to BTi:

                  Biomagnetic Technologies, Inc.
                  D. Scott Buchanan, President
                  9727 Pacific Heights Blvd.
                  San Diego, CA  92121-3719
                  U.S.A.
                  Fax:  (858) 458-5698

                  With copies to:

                  Brobeck, Phleger & Harrison LLP
                  550 West "C" Street
                  Suite 1300
                  San Diego, CA  92101
                  U.S.A.
                  Fax:  (619) 234-3848
                  Attention:  Maria Sendra, Esq.

                  If to Marconi:

                  Marconi Medical Systems, Inc.
                  595 Miner Road
                  Cleveland, OH  44143
                  Fax:  (440) 473-2452
                  Attention:  Vice President and General Counsel

or at such other address as the respective party may hereafter specify in writing to the other party.

         10. HEADINGS. The headings included in this Agreement are for convenience of reference only and shall have no legal effect.

         11. INTEGRATION. This Agreement, the attached Exhibits and Schedules, the Ancillary Agreements and all other documents delivered in connection with this Agreement, represent the entire understanding and agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations, understandings and agreements relating to the subject matter hereof.

         12. AMENDMENTS. Any amendment to this Agreement shall be in writing and shall have no effect until signed by the duly authorized representatives of both parties.

         13. PROVISIONS SEVERABLE. If any provision of this Agreement is held to be invalid or unenforceable, such determination shall not invalidate any other provision of this Agreement; and, in such event, such provision, shall be modified or interpreted so as to best accomplish the objective of such unenforceable or invalid provision within the limits of applicable law or applicable court decision and the manifest intent of the parties.

         14. AUTHORITY. Each party represents and warrants that (A) it has obtained all necessary approvals, consents and authorizations to enter into this Agreement and to perform its obligations under this Agreement, (B) the persons executing this Agreement on its behalf are duly authorized to do so and to bind the party to this Agreement and (C) the execution, deliver and performance of this Agreement does not violate any provision of its charter, bylaws or other governing authority or conflict with any other agreement or commitment to which it is bound.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.


                                    "MARCONI"

                                    MARCONI MEDICAL SYSTEMS, INC.,
                                    a New York corporation

                                    By:   ______________________________________

                                    Name: ______________________________________

                                    Title:______________________________________


                                    "BTI"

                                    BIOMAGNETIC TECHNOLOGIES, INC.,
                                    a California corporation

                                    By:   ______________________________________

                                    Name: ______________________________________

                                    Title:______________________________________


                                    "NEUROMAG"

                                    NEUROMAG OY,
                                    a Finnish limited liability company

                                    By:   ______________________________________

                                    Name: ______________________________________

                                    Title:______________________________________

                                   Appendix 1

                                   Definitions


"Acquisition" shall mean BTi's receipt of ownership of all of the capital stock of Neuromag.

"Agreement" shall have the meaning set forth in the first paragraph.

"Agreement Term" shall have the meaning set forth in Section 3.

"Ancillary Agreements" shall mean the MGH Agreement, the Supply Agreement, the Vectorview System Service and Support Agreement, the Neuromag 122 System Asset Purchase Agreement and the National Foundation for Brain Imaging Assumption Agreement.

"BTi" shall mean Biomagnetic Technologies, Inc., a California corporation.

"BTi Parties" shall have the meaning set forth in Section 4.1.

"Cause" shall mean the use of commercially reasonable efforts to obtain a result or effectuate an action.

"Closing" shall mean the date upon which both parties have signed this Agreement.

"Damages" shall have the meaning given such term in Section 4.1.

"Direct" shall mean a Sale for cash or other valuable consideration, or through a third party lease.

"Effective Date" shall mean the closing of the transactions contemplated by the Share Purchase Agreement.

"Exclusive Neuromag Products" shall mean those products listed on Schedule 2.2(a)(iii).

"Exhibit" shall mean exhibits attached to this Agreement.

"Joint Prospects" shall mean the list of sites set forth on Schedule 2.2(a)(ii).

"Joint Revenue Sharing Payment" shall have the meaning set forth in Section 2.2(c)(i).

"MGH" shall mean Massachusetts General Hospital.

"Marconi" shall mean Marconi Medical Systems, Inc., a New York corporation.


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"Marconi Parties" shall have the meaning set forth in Section 4.2.

"Monthly Revenue Installment Payment" shall mean the amount of monies received by BTi during a calendar month from either (A) a Joint Prospect for an Exclusive Neuromag Product or (B) a Marconi Prospect for a Product.

"Neuromag Oy" or "Neuromag" shall mean Neuromag Oy, a Finnish limited liability company.

"Old Agreement" shall mean the distribution agreement made as of February 1, 1996 by Neuromag Ltd. and Marconi.

"Marconi Prospects" shall mean the list of not more than eight sites, one such site being MGH, set forth in Schedule 2.2(a)(i).

"Marconi Revenue Sharing Payment" shall have the meaning set forth in Section 2.2(c)(ii).

"Products" shall mean the Neuromag Exclusive Products and the products listed on
Schedule 2.2(b).

"Revenue Sharing" shall mean a Sale for which forty percent or more of the Product purchase price will be paid by the customer from a future stream of revenue resulting from the use of the purchased Product.

"Sale" shall mean BTi's receipt of a binding purchase order.

"Schedules" shall mean schedules attached to this Agreement.

"Terminate" or "Termination" shall have the meaning set forth in Section 2.1.

"Timely" shall mean received by BTi on or before June 30, 2000.


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


                                   Exhibit 2.4

                            TERMS OF SUPPLY AGREEMENT


Marconi will continue to support and service the Neuromag 122 Systems installed at the VA Hospital Albuquerque, Heidelburg and D sseldorf for a yet to be determined time period.

BTi will supply Marconi with parts for the Neuromag 122 Systems on the same terms and conditions as set forth in the Old Agreement which terms and conditions are incorporated herein by reference.

The Supply Agreement may be renewable.

BTi agrees to refrain from soliciting the service business from VA Albuquerque, Heidelburg and D sseldorf for a period of three (3) years from the Effective Date or such earlier time as may be permitted by Marconi.


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         Utah dated April 22, 1997 and any alleged oral agreement related thereto. BTI and Marconi shall share equally in any costs associated with the foregoing acceptance and waiver. Notwithstanding the foregoing, BTI's and/or Neuromag's obligation shall not exceed One million Finmarks (1,000,000 FIM) as a right of setoff in favor of Marconi against the payment due Neuromag upon Utah's acceptance of the Vectorview system.


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                                   Exhibit 2.6

         PROPOSED TERMS OF NEUROMAG 122 SYSTEM ASSET PURCHASE AGREEMENT


BTi hereby purchases the Neuromag 122 System, including shielded room, presently located at the University of Utah, from Marconi for a purchase price of $875,000. The System and shielded room are being purchased as-is, where-is, with all faults, and without representation or warranty of any kind whatsoever.

Payment of the purchase price will not occur until the earlier of either (A) the sale of the Neuromag 122 System by BTi to a third party or (B) one year from the Effective Date.

Until payment is received by Marconi in full, Marconi shall retain a purchase money security interest in the Neuromag 122 System. BTi agrees to execute and deliver such Security Agreement in the form set forth as Appendix 2.6(A) and such financing statement, landlord mortgagee waiver and other documents as Marconi may require to evidence or perfect the security interest in the System.

For a period of eighteen months following the Effective Date, Marconi agrees to de-install the Neuromag 122 system and the magnetically shielded room and ship them to a location in North America directed by BTi. Marconi will re-install
(i)the system and the room at a single location; or (ii) the room only. In this regard, Marconi retains all the rights Marconi may have under certain letters by and between the University of Utah and Marconi dated January 13, 1999 and March 25, 1999 relating to Marconi's right to receive up to $300,000 in expenses from Utah to move the Neuromag 122 system.

Upon Closing, Marconi shall deliver to BTi a Bill of Sale for the Neuromag 122 System in the form substantially as set froth in Appendix 2.6(B).


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                                Appendix 2.6 (B)

                                  BILL OF SALE


Marconi Medical Systems, Inc. in exchange for the sum of Eight Hundred Seventy-Five Thousand Dollars ($875,000) and other valuable consideration, payable in accordance with the terms and conditions of a certain Distribution Transition Agreement of even date herewith, does hereby sell, assign, transfer and set over by this instrument to Biomagnetic Technologies, Inc. (hereinafter "Buyer"), the following described personal property to wit:

         Neuromag 122 System, Serial No. 1003, including shielded room





MARCONI WARRANTS THAT, AS OF THE DATE HEREOF, THE LISTED PROPERTY OPERATES IN ALL MATERIAL RESPECTS IN ACCORDANCE WITH ITS PUBLISHED PERFORMANCE SPECIFICATIONS. EXCEPT FOR THE FOREGOING, THE ABOVE-LISTED PROPERTY IS SO SOLD, ASSIGNED AND TRANSFERRED ON AN "AS-IS" "WHERE-IS" BASIS WITHOUT WARRANTY AND WITH ALL FAULTS WHETHER OR NOT DISCLOSED. SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONDITION, QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, OPERATION OR PERFORMANCE OF SUCH PROPERTY. IN NO EVENT SHALL SELLER BE LIABLE FOR INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, HOWEVER ARISING.

Seller hereby represents and warrants to Buyer that Seller is the absolute owner of the above-listed property, that such property is free and clear of any liens, charges, claims, and encumbrances in favor of any person , and that Seller has full right, power and authority to sell such property and to execute this Bill of Sale.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed on its behalf by a duly authorized officer.

Marconi Medical Systems, Inc.

By:__________________________

Dated: _______________________



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


                                APPENDIX 2.6 (A)


                               SECURITY AGREEMENT


December______, 1999

Biomagnetic Technologies, Inc., a California corporation, with principal offices at 9727 Pacific Heights Blvd., San Diego, CA 92121 (hereinafter "Debtor"), for valuable consideration, receipt of which is hereby acknowledged, does hereby grant unto Marconi Medical Systems, Inc., 595 Miner Road, Highland Heights, Ohio 44143 (hereinafter "Secured Party"), a purchase money security interest in the property described as follows: Neuromag 122 System, Serial No. 1003 including shielded room (the "Collateral"), to secure the payment of Eight Hundred Seventy-Five Dollars ($875,000.00) due the earlier of either a) the sale of the collateral by Debtor to a third party, or b) December 21, 2000, and also any and all liabilities of Debtor to Secured Party, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising (all hereinafter called the "Obligations").

Debtor hereby warrants and covenants that:

1. Debtor will advise the Secured Party in writing of the location of the Collateral. Debtor will not move the Collateral without the written consent of Secured Party. The Collateral will not become attached or affixed to real estate in such a manner that it will become a fixture.

2. The Collateral is being acquired from Secured Party as seller of the Collateral. This Agreement is a purchase money security agreement.

3. Debtor will pay all costs of filing this Agreement or other statements required to perfect and continue perfected the security interest in the Collateral.

4. Except for the security interest granted hereby, Debtor is the owner of the Collateral, free from any prior lien, security interest or encumbrances, and Debtor will defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein.

5. Debtor will not sell or otherwise transfer or encumber the Collateral without written consent of Secured Party; will keep the Collateral in good order and repair and will not waste or destroy the Collateral.

6. A financing statement covering the collateral will be filed in any public offices necessary to perfect the security interest.


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7. Debtor will keep the Collateral insured at all times against loss by fire and/or other hazards concerning which, in the judgment of the Secured Party, insurance protection is reasonably necessary, in a company or companies satisfactory to the Secured Party and in amounts sufficient to protect Secured Party against loss or damage to said Collateral; that such policy or policies of insurance will be delivered to the Secured Party, together with loss payable clauses in favor of the Secured Party as its interest may appear, in form satisfactory to the Secured Party.

8. At its option, Secured Party may discharge taxes, liens, or security interests of other encumbrances at any time levies are placed on the Collateral, may pay for insurance on the Collateral and may pay for the maintenance and preservation of the Collateral. Debtor agrees to reimburse Secured Party on demand for any payment made, or any expense incurred by Secured Party pursuant to the foregoing authorization. Until default, Debtor may have possession of the Collateral and use it in any lawful manner not inconsistent with this Agreement and not inconsistent with any policy of insurance thereon.

9. Upon the happening of any of the following events or conditions, namely: (a) default in the payment or performance of any of the Obligations or of any covenant or liability contained or referred to herein or in any note evidencing any of the Obligations, which is incorporated herein by reference in its entirety; (b) any warranty, representation or statement made or furnished to Secured Party by or on behalf of Debtor in connection with this Agreement or to induce Secured Party to sell the Collateral to Debtor proving to have been false in any material respect when made or furnished; (c) loss, theft, substantial damage, destruction, sale or encumbrance to or of any of the Collateral, or the making of any levy, seizure or attachment thereof or thereon; (d) dissolution, termination of existence, insolvency, business failure, appointment of a receiver of any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against, Debtor or any guarantor or surety for Debtor, or if Secured Party in good faith believes its prospect of payment or performance is impaired or insecure at any time; thereupon, or at any time thereafter (such default not having previously been cured) Secured Party at its option may declare all of the obligations to be immediately due and payable and shall then have the remedies for a secured party under the laws of the State of California, including, without limitation thereto, the right to take possession of the Collateral, and for that purpose Secured Party may, so far as Debtor can give authority therefor, enter upon any premises on which the Collateral or any part thereof may be situated and remove the same therefrom.

10. This Agreement and the security interest in the Collateral created hereby shall terminate when the Obligations have been paid in full. No waiver by Secured Party of any default shall be effective unless in writing nor operate as a waiver of any other default or of the same default on a future occasion. Secured Party is authorized to fill in any blank spaces herein and to date this Agreement the date of commencement of de-installation of the Collateral. All rights of Secured Party hereunder shall inure to the benefit of the successors and assigns of Secured Party; and all obligations of Debtor shall bind the successors and assigns of Debtor.

11. Secured Party is hereby appointed Debtor's attomey in fact to do all things and acts necessary to perfect and to continue to perfect the security interest in the Collateral.

12. This Agreement contains the entire agreement between the parties, and no oral agreement shall be binding.



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BIOMAGNETIC TECHNOLOGIES, INC.             MARCONI MEDICAL SYSTEMS, INC.
a California corporation                   a New York corporation


______________________________             _____________________________
(Signature of Debtor)                      (Signature of Secured Party)

By ___________________________             By __________________________


Title ________________________             Title _______________________




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